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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           CYBEX INTERNATIONAL, INC.


               Under Section 805 of the Business Corporation Law
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          WE, THE UNDERSIGNED, Peter C. Haines and William S. Hurley, being respectively the President and the Assistant Secretary of CYBEX International, Inc., do hereby certify:

          FIRST:    The name of the Corporation is CYBEX International, Inc.
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(hereinafter referred to as the "Corporation").  The name under which the
Corporation was formed was LUMEX, INC.

          SECOND:   The Certificate of Incorporation was filed with the
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Department of State of New York on September 11, 1953.

          THIRD:    The Certificate of Incorporation is hereby amended to
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increase the aggregate number of Common Shares, par value $.10 per share, which the Corporation shall have the authority to issue from 15,000,000 to 20,000,000. Except for the increase in the number of shares authorized, the Corporation's

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Common Shares, par value $.10 per share, will not be affected in any manner.
The 500,000 Preferred Shares, par value $1 per share, that the Corporation is authorized to issue (none of which have been issued), will not be affected by such amendment. To effect such amendment, the first paragraph of Article THIRD of the Corporation's Certification of Incorporation is hereby amended to read in its entirety as follows:

              "THIRD: The total number of shares of all classes which the
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     Corporation shall have the authority to issue is twenty million five hundred thousand (20,500,000) of which five hundred (500,000) are to be Preferred Shares of the par value of the one dollar ($1) per share, and twenty million (20,000,000) are to be Common Shares of the par value of ten cents ($.10) per share. The Preferred Shares shall consist of such one or more series as may be established from time to time by the Board of Directors of the Corporation pursuant to the authority hereinafter granted."

          FOURTH: The Foregoing amendment of the Certificate of Incorporation
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was authorized by the affirmative vote of the Board of Directors of the
Corporation, followed by the affirmative vote of the holders of a majority of all outstanding Common Shares of the Corporation entitled to vote thereon at the Corporation's Annual Meeting of Shareholders held on May 23, 1997.

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          IN WITNESS WHEREOF, the undersigned have caused this Certificate of
Amendment to be executed as of this 27th day of May, 1997 and do hereby affirm under the penalties of perjury that the statements contained herein are true and correct.

                                     /s/ Peter C. Haines
                                   --------------------------------
                                         Peter C. Haines
                                         President


                                     /s/ William S. Hurley
                                   --------------------------------
                                         William S. Hurley
                                         Assistant Secretary

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